EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (File Nos. 333-208638, 333-214198, 333-214310, 333-221468, 333-225675, 333-231888, 333-238132, and 333-268554), Form S-1 MEF (File Nos. 333-226374 and 333-238892), Form S-3 (File Nos. 333-208189, 333-244362, and 333-252309), and Form S-8 (File Nos. 333-164398, 333-195255, 333-221469, 333-233460, and 333-266594) of Cellectar Biosciences, Inc. of our report dated March 9, 2023, relating to the consolidated financial statements which appears in this annual report on Form 10-K for the year ended December 31, 2022.

/s/ BAKER TILLY US, LLP

Philadelphia, Pennsylvania
March 9, 2023